Exhibit 4.1

Form of Series A Convertible Debenture

Neither this Debenture nor the securities into which this Debenture may be converted have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and neither this Debenture nor such securities may be offered, sold or otherwise transferred by the holder hereof unless registered under the Securities Act and any applicable state securities laws, or unless an opinion of counsel has been rendered to Maker, in form and substance satisfactory to Maker and its counsel, to the effect that such registration is not required.

SERIES A CONVERTIBLE DEBENTURE

Issue Date: [_____________]	[$______.00]
No. A-[_____]

FOR VALUE RECEIVED, B.H.I.T., Inc., a Delaware corporation (“Maker”), having a mailing address of 2255 Glades Road, Suite 342-W, Boca Raton, FL 33431, Attention: President, hereby promises to pay to the order of [__________] (“Holder”) at [__________], or any such other place as Holder shall from time to time designate in writing pursuant to the terms hereof, the principal sum of [__________ and 00/100 Dollars ($_____.00)], plus simple interest on the outstanding and unpaid principal balance, as provided in this Series A Convertible Debenture (this “Debenture”).  This Debenture constitutes one of Maker’s Series A Convertible Debentures (collectively, the “Series A Debentures”) and is subject to the following provisions:

1.
Subscription Agreement.  Maker has issued this Debenture pursuant to a Subscription Agreement with Holder of even date herewith (the “Subscription Agreement”).  This Debenture is subject to the terms and conditions of the Subscription Agreement.

2.	Payments. Principal and interest hereunder shall be payable as follows:

(a)
Simple interest shall accrue on the outstanding principal amount at a rate of ten percent (10%) commencing on the Issue Date.  Such interest shall be payable in cash on each March 1 and September 1, beginning March 1, 2010. The outstanding principal amount hereof, together with any accrued and unpaid interest, shall be payable in cash on the fifth anniversary of the Issue Date (the “Maturity Date”), subject to the earlier conversion of the principal balance of this Debenture in accordance herewith.

(b)	Interest shall be computed on the basis of a year of 360 days for the actual number of days the unpaid principal amount of this Debenture is outstanding during the period for which interest accrues.

(c)
Unless otherwise agreed to in writing or unless otherwise required by applicable law, all payments on this Debenture shall be applied first to accrued, unpaid interest and then to the outstanding principal amount.

(d)
Maker may prepay all amounts due under this Debenture in cash, and without penalty or premium, at any time upon ten (10) days prior written notice of Maker’s irrevocable election to prepay and the amount and date of such prepayment; provided that Holder may elect to convert the principal balance of this Debenture by written notice to Maker at any time prior to the date of prepayment specified in Maker’s notice.

(e)	Holder shall surrender this Debenture to Maker for cancellation upon full payment and/or conversion of this Debenture in accordance with its terms.

3.	Conversion.

(a)	Discretionary Conversion.

(i)           This Debenture, excluding accrued interest which will be paid as described above, may, at Holder’s sole discretion and by written notice to Maker, be converted into shares of common stock, par value $0.01 per share, of Maker (“Common Stock”) at the Conversion Price (as defined below) (A) at any time prior to the Maturity Date upon 30 days prior written notice to Maker, or (B) as provided in Section 2(d) above.

(ii)          The “Conversion Price” will be $0.20 per share of Common Stock, subject to adjustments as set forth in Section 3(c) below.

(b)	Other Conversion Terms.

(i)           The principal balance of this Debenture may be converted in whole or in part at the discretion of Holder.

(ii)          As soon as practicable following any conversion of this Debenture, Maker shall issue to Holder a certificate, issued in the name of Holder, for the number of shares of Common Stock issuable upon such conversion (the “Conversion Shares”); provided that Maker may withhold delivery of such stock certificate until such time as Holder delivers the executed original copy of this Debenture to Maker for cancellation (or, in lieu thereof, an executed and notarized affidavit of lost Debenture in form and substance acceptable to Maker).  Upon receipt by Maker of this Debenture at its office, in proper form for conversion, Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such conversion, notwithstanding that the stock transfer books of Maker shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Holder. The shares of Common Stock shall be “restricted securities” as defined in the Securities Act.

2.

(iii)         Maker shall not, by amendment of its certificate of incorporation, or through any Sale, capital reorganization or reclassification of the Common Stock, issuance or sale of securities, transfer of assets, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder against impairment.  Without limiting the generality of the foregoing, Maker (A) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue shares of Common Stock upon the conversion of the Debenture, and (B) shall not take any action that results in any adjustment to the number of shares of Common Stock issuable upon exercise of this Debenture such that the number of shares of Common Stock issuable after the action upon conversion of the Debenture would exceed the total number of shares of Common Stock then authorized by the Company’s certificate of incorporation and available for the purpose of issuance upon such conversion.

(iv)         No fractional shares shall be issued on the conversion of this Debenture.  As to any fraction of a share that Holder would otherwise be entitled to purchase upon conversion, Maker shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(c)	Certain Adjustments.

(i)           Stock Dividends and Stock Splits.  If Maker, at any time while this Debenture is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of Maker, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of Maker) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effectively immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(ii)          Reorganizations.  If any capital reorganization of Maker shall be affected in such a way that the holders of the Common Stock shall be entitled to receive securities or assets with respect to or in exchange for shares of Common Stock, adequate provision shall be made, prior to and as a condition of such reorganization whereby Holder shall have the right to receive, upon the terms and conditions specified herein and in lieu of the shares of Common Stock otherwise receivable upon the conversion of this Debenture, such securities or assets as may be issued or payable with respect to or in exchange for the number of outstanding shares of Common Stock equal to the number of shares otherwise receivable by Holder had such reorganization not taken place.  In any such case, appropriate provision shall be made with respect to the rights and interests of Holder so that the provisions of this Debenture shall be applicable with respect to any securities or assets thereafter deliverable upon conversion of this Debenture.

3.

(iii)         Notice to Holder.  Whenever the Conversion Price is adjusted pursuant to this Section 3(c), Maker shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(iv)         Form of Debenture.  This Debenture need not be changed because of any adjustment to the Conversion Price or any change in the amount or nature of securities issuable or deliverable pursuant to this Section 3(c).  Maker may, however, in its discretion, at any time change the form of Debenture to reflect any such change in the amount or nature of securities issuable or deliverable upon conversion, provided such change in form does not otherwise affect the substance thereof.

4.	Representations and Warranties of Maker.

(a)
Capitalization.  As of the Issue Date, (i) the authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, (ii) 25,838,051 shares of Common Stock are currently issued and outstanding, and (iii) the Company has awarded options to purchase 3,000,000 shares of Common Stock under its equity compensation plan.

(b)	Shares Issuable on Conversion. All shares of Common Stock issued upon conversion hereof shall be free and clear of any liens, charges, taxes or other encumbrances.

5.
Priority.  This Debenture and the indebtedness evidenced thereby may need to be subordinated in right of payment to all principal of, and interest on, to any future bank indebtedness of the Maker, but otherwise shall be pari passu with the payment of all principal of, and interest on, any other indebtedness of Maker that is not by its terms expressly subordinated to the Series A Debentures, all in accordance with the terms of this Debenture.

6.	Default.

(a)	Events of Default. Any of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

(i)           Maker shall fail to make any payment required hereunder within five days after such payment is due; or

(ii)          Maker shall default in the performance of any obligation of the Maker under this Debenture and such default shall not be cured within thirty (30) days after Maker receives notice thereof; or

(iii)         Maker shall default in the performance of any obligation of the Maker pursuant to any of the Convertible Debentures; or

(iv)         Maker shall consent, in any creditor’s proceeding, to the appointment of a receiver or trustee for any property of the Maker; or

4.

(v)          Maker shall have any order, judgment or decree entered against it, without its consent, upon an application of a creditor, approving the appointment of a receiver or trustee for any property of Maker, and such order, judgment, decree or appointment shall not be dismissed or stayed with appropriate appeal bond within 60 days following the entry or rendition thereof; or

(vi)         Maker shall:  (A) make a general assignment for the benefit of creditors; (B) fail to pay its debts generally as such debts become due; (C) be found to be insolvent by a court of competent jurisdiction; or (D) voluntarily file a petition in voluntary bankruptcy or a petition or answer seeking a readjustment of debts under any federal bankruptcy law, which petition is not vacated or dismissed within 60 days following the filing thereof.

(b)
Rights and Remedies.  From and after the occurrence of any such Event of Default, interest shall accrue and be payable on all amounts not paid or converted in accordance with the terms hereof at the default rate of 14% per annum, and Holder shall be entitled to exercise any one or more of the rights and remedies provided herein or by applicable law.  Failure to exercise said option or to pursue such other remedies shall not constitute a waiver of such option or such other remedies or of the right to exercise any of the same in the event of any subsequent Event of Default hereunder.

(c)
Certain Waivers by Maker.  Maker hereby waives presentment, demand, protest, notice of protest and/or of dishonor and all other demands or notices of any sort whatever with respect to this Debenture unless specifically provided for elsewhere herein.

(d)
Costs of Collection.  Maker agrees to pay all costs and expenses, including reasonable attorney’s fees, which may be incurred in the collection of this Debenture or any part thereof, whether or not litigation is commenced.

7.
Piggyback Registration Rights.  Maker shall notify Holder in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of Maker (including, but not limited to, registration statements relating to secondary offerings of securities of the Maker, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford Holder an opportunity to include in such registration statement all or part of its Conversion Shares.  If Holder desires to include in any such registration statement all or any part of the Conversion Shares, it shall, within fifteen (15) days after the above-described notice from Maker, so notify Maker in writing. Such notice shall state the intended method of disposition of the Conversion Shares by Holder.  If Holder decides not to include all of his Conversion Shares in any registration statement thereafter filed by Maker, Holder shall nevertheless continue to have the right to include any Conversion Shares in any subsequent registration statement or registration statements as may be filed by Maker with respect to offerings of its securities.  In the event any registration pursuant to this Section 7 shall be, in whole or in part, an underwritten public offering of the Common Stock, the number of Conversion Shares to be included in such an underwriting may be reduced by the managing underwriter if and to the extent that Maker and the underwriter shall reasonably be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by Maker therein; provided, however, that Maker shall notify Holder in writing of any such reduction.  Standard mutual indemnification terms and conditions shall apply in respect of any such registration statement.  Maker shall bear the costs and expenses of such registration and Holder shall bear the costs and expenses, including brokerage commissions and underwriter’s discounts in respect of the resale of the Conversion Shares.  Notwithstanding the foregoing provision, Maker may withdraw or delay or suffer a delay of any registration statement referred to herein without thereby incurring any liability to Holder.

5.

8.	Miscellaneous.

(a)
No Waiver.  Any waiver by Maker or Holder of a breach of any provision of the Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.  The failure of Maker or Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver by Maker or Holder must be in writing.

(b)
Preferential Payments.  Maker agrees that to the extent Maker makes any payment to Holder in connection with the indebtedness evidenced by this Debenture, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Holder or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a “Preferential Payment”), then the indebtedness of Maker under this Debenture shall continue or shall be reinstated, as the case may be, and, to the extent of such payment or repayment by Holder, the indebtedness evidenced by this Debenture or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.

(c)
Holder Action.  Notwithstanding anything to the contrary contained herein, any action (including exercising remedies available upon any Event of Default and any amendment to the terms of the Series A Debentures) or consent of the holders in relation to the Series A Debentures described herein or otherwise, shall be at the direction of the holders holding a majority of the principal amount of Series A Debentures outstanding (the “Debentureholder Majority”) from time to time only.  This Debenture may be amended at any time by the consent of the Debentureholder Majority.  Any action in relation to the Series A Debentures taken in accordance therewith shall be binding on all holders of Series A Debentures.  Upon written request by Holder at any time or from time to time, the Company shall provide to Holder, at no charge, a list of the names and last known addresses of, and principal amounts advanced by, all holders of Series A Debentures for purposes of taking action under this paragraph.

6.

(d)
Notice.  All notices required or permitted in connection with this Debenture shall be given or served by actual delivery or by being deposited in the United States mail, registered or certified, return receipt requested, or with a nationally recognized overnight commercial delivery service requiring proof of delivery, addressed to the parties at the address indicated in the preamble hereof (or to such other address as any party may notify the other in writing in the manner set forth herein).  Such notice shall be deemed delivered on the date personally delivered, or if mailed, on the third business day after the same was deposited in the United States mail, postage prepaid, as aforesaid or on the next business day after the same was sent via a nationally recognized express next-business-day delivery service.

(e)	Transfer or Assignment of Debenture. This Debenture may be transferred or assigned by Holder, subject to compliance with the Securities Act or other applicable federal or state securities laws.

(f)
Successors and Assigns.  This Debenture shall be binding upon Maker and its successors and assigns and shall inure to the benefit of Holder, and any subsequent permitted holders of this Debenture, and their respective successors and permitted assigns.

(g)	Governing Law. This Debenture shall be governed by and construed according to the laws of the State of Florida, without giving effect to conflicts of law principles.

(h)
Usury Savings Provision.  It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein or elsewhere to the contrary notwithstanding, this Debenture shall be subject to the limitation that Maker shall not be required to pay, and Holder shall not be entitled to charge or receive, any interest to the extent that such interest exceeds the maximum rate of interest which Holder is permitted to contract for, charge or receive and which would not give rise to any claim or defense of usury.  If, as a result of any circumstances whatsoever, performance of any provision hereof shall, at the time  performance of such provision is due, violate applicable usury law, then, ipso facto, the obligation to be performed shall be reduced to the highest lawful rate, and if, from any such circumstance, Holder shall ever receive interest or anything which might be deemed interest which would exceed the highest lawful rate, the amount of such excess interest shall be applied to the reduction of the principal amount owing on account of this Debenture not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Debenture, such excess shall be refunded to Maker to the extent it so exceeds the such unpaid principal balance.

(i)
Limited Recourse.  No stockholder, director, officer or employee, as such, of Maker shall have any liability for any obligations of Maker under this Debenture or for any claim based on, in respect of or by reason of such obligation or its creation.  Holder, by accepting this Debenture, waives and releases all such liability.  The foregoing waiver and release are part of the consideration for this Debenture.

(j)
Rights of Holder.  Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in Maker, either at law or equity, and the rights of Holder are limited to those expressed in this Debenture and are not enforceable against Maker except to the extent set forth herein.

7.

(k)
Absolute Obligation.  Except as expressly provided herein, no provision of the Debenture shall alter or impair the obligation of Maker, which is absolute and unconditional, to pay the principal of and accrued interest, as applicable, on this Debenture at the time, place and rate, and in the coin or currency, proscribed herein. This Debenture is a direct debt obligation of Maker.

(l)
Closing of Books.  Maker will at no time close its transfer books against the transfer of this Debenture in any manner which interferes with the timely payment of interest or the conversion of this Debenture.

(m)
Severability.  If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(n)	Next Business Day. Whenever any payment or other obligation shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

[Signature Page Follows]

8.

IN WITNESS WHEREOF, the undersigned has duly executed and issued this Series A Convertible Debenture as of the date first written above.

B.H.I.T., INC.,
a Delaware corporation

By:
Gary O. Marino,
Chairman and CEO

9.